Exhibit 99.2

Lightning Systems, Inc.

Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$1,774	$460
Accounts receivable, net	4,537	4,122
Inventories	7,129	5,743
Prepaid expenses and other current assets	6,380	3,999

Total current assets	19,820	14,324

Property and equipment, net	3,058	2,615
Operating lease right-of-use asset	7,328	7,881
Other assets	145	45

Total assets	$30,351	$24,865

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$3,903	$2,599
Accrued expenses and other current liabilities	4,160	2,762
Accrued expenses - related party	128	128
Warrant liabilities	36,384	21,155
Current portion of long-term debt	10,954	7,954
Current portion of long-term debt—related party	10,225	6,225
Current portion of operating lease obligation	1,982	1,769
Current portion of finance lease obligation	48	54

Total current liabilities	67,784	42,646

Long-term debt, net of current portion and debt discount—related party	2,634	1,649
Operating lease obligation, net of current portion	6,743	7,265

Total liabilities	77,161	51,560

Commitments and contingencies (Note 14)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, par value $.00001,12,293,014 shares authorized, 12,293,014 shares issued and outstanding as of March 31, 2021 and December 31, 2020 (liquidation value of $22,966 as of March 31, 2021)	18,036	18,036
Series B redeemable convertible preferred stock, par value $.00001, 3,825,694 shares authorized, 3,825,694 shares issued and outstanding as of March 31, 2021 and December 31, 2020 (liquidation value of $6,299 as of March 31, 2021)	4,101	4,101
Series C redeemable convertible preferred stock, par value $.00001, 30,000,000 shares authorized March 31, 2021 and December 31, 2020; 14,904,963 and 14,001,349 shares issued and outstanding as of March 31, 2021 and December 31, 2020 (liquidation value of $33,368 as of March 31, 2021)	27,945	21,135

Total redeemable convertible preferred stock	50,082	43,272

Stockholders’ deficit
Common stock, $.00001 par value, 60,000,000 authorized as of March 31, 2021 and December 31, 2020; 5,058,949 and 4,910,555 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	11,339	10,828
Accumulated deficit	(108,231)	(80,795)

Total stockholders’ deficit	(96,892)	(69,967)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$30,351	$24,865

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$4,591	$695
Cost of revenues	5,318	852

Gross loss	(727)	(157)

Operating expenses
Research and development	648	243
Selling, general, and administrative	3,920	2,249

Total operating expenses	4,568	2,492
Loss from operations	(5,295)	(2,649)
Other expenses
Interest expense	1,611	334
Loss (gain) from change in fair value of warrant liabilities	20,539	(166)
Other expense, net	(9)	(1)

Total other expenses	22,141	167

Net loss	$(27,436)	$(2,816)

Net loss attributable to common stockholders, basic and diluted
Net loss	$(27,436)	$(2,816)
Accretion of dividends on redeemable convertible preferred stock	(889)	(763)

Net loss attributable to common stockholders	$(28,325)	$(3,579)

Net loss per share	$(5.64)	$(1.10)

Weighted-average shares outstanding, basic and diluted	5,018,980	3,254,478

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data) (Unaudited)

	Redeemable				Additional	Stockholders’	Total
	Convertible Preferred				Paid-in	Accumulated	Stockholders’
	Stock		Common Stock		Capital	Deficit	Deficit
	Shares	Amount	Shares	Par Value
Balance — December 31, 2019	25,757,260	$37,982	3,254,478	$—	$5,552	$(43,164)	$(37,612)
Adoption of ASC 842	—	—	—	—	—	22	22
Issuance of Series C redeemable convertible preferred stock	135,342	225	—	—	—	—	—
Issuance of convertible notes beneficial conversion feature	—	—	—	—	272	—	272
Stock— based compensation expense	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(2,816)	(2,816)

Balance — March 31, 2020	25,892,602	$38,207	3,254,478	$—	$5,827	$(45,958)	$(40,131)

Balance — December 31, 2020	30,120,057	$43,272	4,910,555	$—	$10,828	$(80,795)	$(69,967)
Issuance of Series C redeemable convertible preferred stock upon exercise of Series C warrants	903,614	6,810	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	433	—	433
Exercise of stock options	—	—	148,394	—	10	—	10
Stock— based compensation expense	—	—	—	—	68	—	68
Net loss	—	—	—	—	—	(27,436)	(27,436)

Balance — March 31, 2021	31,023,671	$50,082	5,058,949	$—	$11,339	$(108,231)	$(96,892)

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Statements of Cash Flows

(in thousands, except share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(27,436)	$(2,816)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	126	78
Provision for doubtful accounts	142	—
Gain on disposal of property, plant and equipment	(9)	—
Change in fair value of warrant liabilities	20,539	(166)
Stock-based compensation	68	3
Amortization of debt discount (beneficial conversion feature in connection with 2020 short term convertible debt)	985	113
Non-cash impact of operating lease right of use lease asset	553	271
Issuance of common stock warrants for services performed	433	—
Changes in operating assets and liabilities that (used) provided cash:
Accounts receivable	(557)	(418)
Inventories	(1,386)	(856)
Prepaid expenses and other current assets and other assets	(2,481)	428
Accounts payable	1,304	(356)
Accrued expenses and other current liabilities	1,398	516

Net cash used in operating activities	(6,321)	(3,203)
Cash flows from investing activities
Proceeds from disposal of property and equipment	9	—
Purchase of property and equipment	(569)	(453)

Net cash used in investing activities	(560)	(453)
Cash flows from financing activities
Proceeds from term loan and working capital facility	7,000	—
Proceeds from short-term convertible notes payable	—	3,000
Proceeds from exercise of Series C warrants	1,500	—
Proceeds from issuance of Series C convertible preferred stock	—	225
Payments on operating lease obligation	(309)	—
Payments on finance lease obligations	(6)	(10)
Proceeds from exercise of stock options	10	—

Net cash provided by financing activities	8,195	3,215

Net increase (decrease) in cash	1,314	(441)
Cash - Beginning of year	460	1,297

Cash - End of period	$1,774	$856

Supplemental cash flow information - Cash paid for interest	$350	$—
Significant noncash transactions
Reduction of warrant liability for conversion of warrants into Series C redeemable convertible preferred stock	$5,310	$—

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Notes to Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Note 1 – Description of Business and Basis of Presentation

Lightning Systems, Inc. (the “Company”, “Lightning Systems”, “we”, “us”, “our”) is an innovative automotive manufacturing and research company based in Loveland, Colorado. The Company operates in the zero-emission electric vehicle (“ZEV”) market and manufactures zero emission Class 3 to 7 Battery Electric Vehicles (“BEV”) and Fuel Cell Electric Vehicles (“FCEV”), and infrastructure solutions for commercial medium duty vans and motor coach fleets. The Company also sells charging systems as an ancillary supporting product. The Company operates predominately in the United States.

Basis of presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation with respect to the interim financial statements have been included. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results for the full year ending December 31, 2021.

These unaudited interim financial statements should be read in conjunction with the annual financial statements and the related notes for the fiscal year ended December 31, 2020 included in Amendment No. 3 to the Form S-4 Registration Statement filed with the SEC by GigCapital3 on March 22, 2021.

Liquidity

As of March 31, 2021, the Company had approximately $1.8 million in cash and cash equivalents. For the year three months ended March 31, 2021, the net loss of the Company was $27.4 million and cash flow used in operating activities was $6.3 million. The Company had negative working capital of $48.0 million as of March 31, 2021. The current and historical operating cash flows, current cash and working capital balances, and forecasted obligations of the Company were considered in connection with management’s evaluation of the Company’s ongoing liquidity.

As described below, on December 10, 2020, the Company entered into the Business Combination Agreement (“BCA”) with GigCapital3 and Project Power Merger Sub, Inc., (“Merger Sub”), which was consummated on May 6, 2021 and Merger Sub was merged with and into Lightning Systems. As a result of the transaction, the Company received net proceeds of $216.8 million in cash, after paying off the outstanding working capital facilities, secured promissory note, and unsecured facility agreements. The cash proceeds received from the transaction are expected to provide sufficient capital to fund planned operations for one year from the date of financial statement issuance.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus, known as COVID-19, a pandemic. In response, most U.S. states have implemented measures to combat the outbreak that have impacted U.S. business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date, as no triggering events or changes in circumstances had occurred as of period-end; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be impacted, the extent of the impact cannot be reasonably estimated at this time.

•

The CDC guidelines offer three options for employers to follow when an employee tests positive for COVID-19: 1) a 14-day quarantine before returning to work; 2) a 10-day quarantine before returning to work if the employee is asymptomatic; and 3) a 7-day quarantine if the employee can provide a negative test result taken within 48 hours before returning to work. The Company is currently utilizing the 7-day quarantine. The Company has at times, had specific work groups (a group of employees within a department) absent for a week due to an employee testing positive, in addition to having had employees absent from work or working from home due to suspected COVID-19 infections.

•

Also, as a result of the COVID-19 pandemic, the Company has experienced significant delivery delays from suppliers since April 2020. Within our capital constraints, the Company has increased raw material inventories to attempt to manage and mitigate this risk. In addition, several key suppliers are also experiencing delivery delays ranging from four to sixteen weeks.

Business Combination Transaction

On December 10, 2020, the Company entered into the Business Combination Agreement (“BCA”) with GigCapital3 and Project Power Merger Sub, Inc., (“Merger Sub”), a newly formed subsidiary of GigCapital3. Pursuant to the BCA, on April 21, 2021 GigCapital3’s stockholders approved the business combination. On May 6, 2021, the business combination was consummated and Merger Sub was merged with and into Lightning Systems (the “Business Combination”). Refer to Note 16 – Subsequent Events.

Note 2 – Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, allowance for doubtful accounts, write downs and write offs of obsolete and damaged inventory, valuation of stock-based compensation, and the value of common and preferred stock warrants and warrant liabilities. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Segment information

Accounting Standards Codification (“ASC 280”), Segment Reporting, defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses Company forecasts, a financial and operations dashboard, and cash flows as the primary measures to manage the business and does not segment the business for internal reporting or decision making.

Concentrations of credit risk

As of March 31, 2021 and December 31, 2020, three and two customers, respectively, accounted for 83% and 37% of the Company’s total accounts receivable. For the three months ended March 31, 2021 and 2020 three customers accounted for 67% and 97%, respectively, of revenues.

Concentrations of supplier risk

As of March 31, 2021 and December 31, 2020 two and one suppliers, respectively, accounted for 40% and 12% of the Company’s accounts payable. For the three months ended March 31, 2021 and 2020 two suppliers accounted for 41% and 50% of purchases.

Cash and cash equivalents

Cash and cash equivalents include cash held in banks. The Company’s cash and cash equivalents are placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Accounts receivable

Accounts receivable are recorded at invoiced amounts, net of discounts, and allowances. The Company grants credit in the normal course of business to its customers. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk and, under certain circumstances, requires collateral to support accounts receivable. The Company reduces the carrying value for estimated uncollectible accounts based on a variety of factors including the length of time receivables are past due, economic trends and conditions affecting the Company’s customer base, and historical collection experience. Specific provisions are recorded for individual receivables when the Company becomes aware of a customer’s inability to meet its financial obligations. The Company writes off accounts receivable when they are deemed uncollectible or, in certain jurisdictions, when legally able to do so. The allowance for doubtful accounts balances at March 31, 2021 and December 31, 2020 was $142 and $0, respectively.

Inventories

Inventories consist of raw materials, work in progress, and finished goods and are stated at the lower of cost or net realizable value, with cost determined on the average cost method, which approximates the first-in, first-out (FIFO) method.

The Company records a provision to write-down obsolete inventories equal to the difference between the costs of inventories on hand and the net realizable value based upon assumptions about future sales trends, market and economic conditions, and customer demand. If the estimated inventory net realizable value is less than its carrying value, the carrying value is adjusted to net realizable value and the resulting charge is recorded in “cost of revenues.”

Prepaid SPAC transaction costs

As of March 31, 2021, the Company has capitalized $2,988 of transaction costs in “prepaid expenses and other current assets” that will be reclassified and offset against equity upon consummation of the Business Combination, in accordance with the accounting guidance related to an equity transaction.

Property and equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful asset lives. Leasehold improvements are stated at cost and amortized on the straight-line basis over their estimated economic useful lives or the lease term, whichever is shorter. Costs of enhancements or modifications that substantially extend the capacity or useful life of an asset are capitalized and depreciated accordingly. Ordinary repairs and maintenance are expensed as incurred. Depreciation is included in our statements of operations. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from our balance sheets and the resulting gain or loss, if any, is reflected in “other income, net.”

Impairment of long-lived assets

Long-lived assets to be held and used in the Company’s operations are evaluated for impairment when events or circumstances indicate the carrying value of a long-lived asset or asset group is less than the undiscounted cash flows from its use and eventual disposition over its remaining economic life. The Company assesses recoverability by comparing the sum of projected undiscounted cash flows from the use and eventual disposition over the remaining economic life of a long-lived asset or asset group to its carrying value, and records a loss from impairment if the carrying value is more than its undiscounted cash flows. Assets or asset groups to be abandoned or from which no future benefit is expected are written down to zero in the period it is determined they will no longer be used and are removed entirely from service. There were no impairments of long-lived assets recognized during the three months ended March 31, 2021 and 2020.

Redeemable convertible preferred stock

Due to the contingently redeemable nature of the preferred stock, the Company classifies the preferred stock as temporary equity in the mezzanine section of the balance sheet. In addition, the Company does not currently believe that the related contingent events and the redemption of the preferred stock is probable to occur. Therefore, the Company is not currently accreting the preferred stock to redemption value and will only do so if the preferred stock becomes probable of redemption in the future.

Revenue recognition

The Company develops and produces Powertrain Kits for urban medium and heavy-duty vehicles, such as delivery trucks and buses. Powertrain Kits can either be sold direct to customers or installed and integrated by us into a vehicle. The Company transfers control and recognizes revenue for Powertrain Kits sold direct to customers when the product is shipped “FOB Shipping Point.” When we are responsible for Vehicle Conversions, revenue is recognized upon completion of the conversion and the vehicle is made available to the customer. For Vehicle Conversions, the components are highly interdependent and interrelated, and conversion requires both the components and their installation and integration, which collectively represent the combined output to the customer. The Company also provides chargers as an ancillary supporting product to customers. Revenue for chargers is recognized when the product is drop shipped directly to the customer from the manufacturer. The Company, who controls the customer relationship and product pricing for chargers, is the principal in such transactions and revenue is recognized on a gross basis. From time to time we also sell services associated with the Powertrain Kits, revenue from which is recognized as the service is transferred to the customer. Service revenue for the three months ended March 31, 2021 and 2020 represented less than 7.7% and 3.4% of total revenue, respectively.

The Company accounts for shipping and handling costs arranged on behalf of customers as fulfillment costs and records these costs within “cost of revenues” in the accompanying statements of operations. Shipping and handling billed to customers is included in revenues and is not significant.

The following economic factors affect the nature, amount, timing, and uncertainty of the Company’s revenue and cash flows as indicated:

Type of customer: The majority of Company sales are directly to fleet customers. The Company also sold to certified installers or dealers who install the powertrain components in the vehicles.

Type of contract: Sales contracts are for goods or services. The majority of contracts are short term (i.e., less than or equal to one year in duration).

Significant Payment Terms

None of the Company’s contracts have a significant financing component. Any cash that is received prior to revenue recognition is deferred as deferred revenue (a contract liability) until the good is delivered or service is rendered.

Returns and Refunds

Consideration paid for goods and/or services that customers purchase from the Company are nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for goods or services, nor does the Company exclude any such amounts from revenue.

Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes). Sales taxes collected on sales are recorded as a sales tax liability and are included in “accrued expenses and other current liabilities.” To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods and/or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. The Company’s revenue terms do not include retrospective or prospective volume discounts, rights of return, rebates, performance bonuses or other forms of variable consideration.

The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Costs to Obtain or Fulfill a Contract with a Customer

The Company has elected the practical expedient to expense contract acquisition costs, which consist of sales commissions, which are reported within “selling, general, and administrative” expenses.

Revenue Summary

The following table disaggregates revenue by major source

	Three months ended March 31,
	2021	2020
ZEV conversions
Vehicle conversions—direct to customer	$4,146	$132
Powertrain kits—direct to customer	88	—
Powertrain kits—certified installer or dealers	—	540
Charging systems	2	—
Other	355	23

	$4,591	$695

Warranties

In most cases, goods that customers purchase from the Company are covered by five-year and -thousand-mile limited product warranty. The Company does not sell warranties separately.

At the time revenue is recognized, the Company estimates the cost of expected future warranty claims and accrues estimated future warranty costs based upon the historical relationship of warranty claims to sales. The Company periodically reviews the adequacy of its product warranties and adjusts, if necessary, the warranty percentage and accrued warranty liability for actual historical experience. The warranty liability is included in “accrued and other current liabilities” and the cost of warranties is included in the “cost of revenues.”

Fair value, measurements, and financial instruments

U.S. GAAP for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy and the related inputs are as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

We categorize fair value measurements within the fair value hierarchy based upon the lowest level of the most significant inputs used to determine fair value.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820, Fair Value Measurement:

Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost)

Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models)

The Company believes its valuation methods are appropriate and consistent with other market participants, however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, and warrant liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. The Company estimates that the current value of the notes approximates fair value based on prevailing market rates.

The common and preferred stock warrants issued in connection with the issuance of debt, the conversion of debt to preferred stock, and the issuance of redeemable convertible preferred stock are measured and recorded at their fair market value as of the date of each transaction. These common and preferred stock warrants are classified as warrant liabilities and are measured and adjusted to their fair market value as of each reporting period.

During the current and prior years, the Company estimated the value of its common stock, Series C preferred stock, and Series C preferred warrants. These values were used in the determination of the value of warrants issued in connection with certain debt and preferred stock transactions and when measuring at the end of the reporting period. The Company considers the measurement of such liability-classified warrants in Level 3 due to significant unobservable inputs in this valuation.

The valuations are based on Lightning Systems being a private company and determined using a Probability Weighted Expected Return Method (“PWERM”) and a combination of several income and market approaches to determine the enterprise value of the Company. The enterprise value is adjusted for the probabilities of various scenarios/liquidity events occurring to create an overall weighted value of common stock as each valuation date. Each liquidity scenario has unique probabilities based on management’s opinion, which is based on various management discussions with potential investors, advisors, and market participants, and unique facts and circumstances as of the valuation dates. The scenarios included early liquidation, a private merger and acquisition (“M&A”) transaction, staying a privately held company, and a special purpose acquisition company (“SPAC”) transaction/merger.

Each scenario was based on a different valuation methodology based on the unique risks, opportunities and a likely investor’s or market participant’s perspective. These included (a) Early liquidation: based on an Asset Approach using the existing equity value as of the valuation date; (b) Private M&A: based on a guideline transaction (market) approach using an assembled group of comparable transactions and trailing revenue metric/multiples; (c) Stay private: based on a discounted cash flow (income) approach using the Company’s non-SPAC forecast and a market-based discount rate; and (d) SPAC transaction: based on a guideline public company (market) approach using an assembled peer group of comparable companies and forward revenue metrics/multiples. Value was allocated to all outstanding securities through the PWERM using capitalization tables unique to each liquidity scenario.

The preliminary valuation was then discounted by applying a DLOM based on a Finnerty put-option model to determine a non-marketable, minority value of one share of common stock and one Series C preferred share.

These private company valuations will differ from a public company market valuation principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events.

The Company’s non-financial assets, which primarily consist of property and equipment, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable, these along with other non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value.

Beneficial conversion features

The Company follows beneficial conversion feature guidance in ASC 470-20, Debt-Debt with Conversion and Other Options, which applies to redeemable convertible preferred stock and convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date.

The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

Stock-based compensation

In connection with the Company’s conversion from a partnership to a corporation on December 31, 2019, the Company adopted the 2019 Equity Incentive Plan and converted therein all participants from a previous Profit-Sharing Plan, under which the Company was authorized to issue profit units to officers and employees of the Company. All participants transferred with a strike price based on the fair value of the common stock on December 31, 2019 and the same number of shares, vesting periods, and term. The Company determined the difference between the fair value of profit units immediately before the conversion, and the fair value of the stock options was de minimis, therefore, the Company did not record any additional expense.

The Company’s 2019 Equity Incentive Plan provides for stock options and other equity compensation awards to be granted to plan participants, which includes certain officers and employees. The grant date fair value of awards granted under this plan is amortized over the requisite service period using the straight-line method. The grant date fair value of stock options is calculated using the Black Scholes option pricing model.

The assumptions used in the Black-Scholes model are management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the recorded stock-based compensation expense could have been materially different from that depicted in the financial statements.

Warrants and Warrant liabilities

The Company accounts for common and preferred warrants in accordance with the authoritative guidance which requires that free-standing financial instruments with certain cash settlement features and / or associated with redeemable convertible preferred stock, which is classified as temporary equity, to be recorded at their fair value. All outstanding common (with the exception of certain warrants issued to vendors discussed below) and all preferred warrants are recorded as “warrant liabilities” based on their fair value on the date of the transaction. See the “Fair value” significant accounting policy for a description of the determination of fair value. Any changes in the fair value of these instruments are reported as “loss (gain) from change in fair value of warrant liabilities.”

Warrants are separated from the host contract and reported at fair value when the warrant is a freestanding financial instrument that may ultimately require the issuer to settle the obligation by transferring assets. Under certain circumstances, most notably in the case of a deemed liquidation, the warrants issued in conjunction with the Company’s debt and preferred stock transactions may be ultimately required to settle by a transfer of assets, and as a result the warrants are reported as liabilities at fair value each reporting period.

Based on the terms of the common and preferred warrant agreements, the Company has determined that all warrants (with the exception of certain warrants issued to vendors) issued are liabilities, as such, are included in “warrant liabilities “ on the balance sheets and recorded at fair value each reporting period.

In February 2021 the Company granted common warrants to certain vendors for services provided prior to March 31, 2021. Refer to Note 10 – Warrants and Warrant Liabilities.

Research and development

Research and development costs are expensed when incurred and consists of engineering personnel and materials.

Advertising

Advertising costs are expensed when incurred and are included in “selling, general, and administrative” expenses and total $30 and $0 for the three months ended March 31, 2021 and 2020, respectively.

Income taxes

Effective December 31, 2019, the Company converted from a LLC to a C corporation. Prior to December 31, 2019, the Company was treated as a partnership for federal income tax purposes. Consequently, federal income taxes were not payable or provided for by the Company. Members were taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net loss was allocated among the members in accordance with the Company’s operating agreement.

Income taxes are accounted for using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. We provide for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. We recognize interest and penalties related to income tax matters in income tax expense in the statements of operations.

Net loss per share

Basic and diluted earnings per common share (“EPS”) is presented using the two-class method. Participating securities are included in the computation of EPS on a pro-rata, if-converted basis. Diluted EPS reflects the potential dilution to common shareholders from securities that could share in the Company’s earnings. The dilutive effect of each participating security, if any, is calculated using the more dilutive of the two-class method described above. Anti-dilutive securities are excluded from diluted EPS.

Emerging growth company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Recent accounting pronouncements issued and adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases, which supersedes the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet.

The Company adopted ASC 842 on January 1, 2020 using the modified retrospective transition method. In connection with the adoption, the Company recognized right-of-use lease assets of $3,683, net of “other long-term liabilities” of $328, lease liabilities of $4,011, and a transition adjustment that increased the Company’s “accumulated deficit” by $22.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The guidance is effective for fiscal years beginning after December 15, 2020 and interim periods therein, with early adoption permitted. The adoption method is dependent on the specific amendment included in this update as certain amendments require retrospective adoption, modified retrospective adoption, an option of retrospective or modified retrospective, and prospective adoption. The Company adopted this standard effective January 1, 2021, utilizing the prospective method which no material impact on its financial statements.

Recent accounting pronouncements issued not yet adopted

In June 2016, the FASB issued ASU 2016-13 related to the measurement of credit losses on financial instruments and has since modified the standard with several ASUs (collectively, the “credit loss standard”). The credit loss standard requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The credit loss standard will take effect for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As amended in ASU 2019-10, for companies that file under private company guidelines, the credit loss standard will take effect for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018. The adoption of this ASU will require a cumulative-effect adjustment to Accumulated deficit as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company expects to adopt this standard on January 1, 2022 and is currently evaluating the impact this ASU will have on its financial statements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, the ASU requires entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Management expects to adopt this standard on January 1, 2022 and has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

Note 3 – Inventories

At March 31, 2021 and December 31, 2020, inventories consist of the following:

	March 31, 2021	December 31, 2020
Raw materials	$4,032	$4,456
Work in progress	2,540	1,143
Finished goods	557	144

Total inventories	$7,129	$5,743

Note 4 – Prepaid and Other Current Assets

At March 31, 2021 and December 31, 2020, prepaid and other assets consist of the following:

	March 31, 2021	December 31, 2020
Vendor deposits	$2,747	$1,794
Prepaid SPAC transaction costs	2,988	1,913
Prepaid insurance and other assets	645	292

Total prepaid expenses and other current assets	$6,380	$3,999

Note 5 - Property and Equipment

Cost, accumulated depreciation, and the related estimated useful lives of property and equipment as of March 31, 2021 and December 31, 2020 are as follows:

	March 31, 2021	December 31, 2020	Useful Lives
Machinery and equipment	$1,275	$939	7 years
Vehicles	1,116	825	5 years
Leasehold improvements	666	650	5 years
Computer equipment	162	167	3 years
Software	112	116	3 years
Furniture and fixtures	141	126	7 years
Capital projects in progress	891	1,081

Total cost	4,363	3,904
Accumulated depreciation and amortization	(1,305)	(1,289)

Total property and equipment	$3,058	$2,615

Depreciation and amortization expense for the three months ended March 31, 2021 and 2020 totaled $126 and $78, respectively, of which $39 and $23, respectively are included in “cost of revenues” and $87 and $55, respectively are included in “selling, general and administrative” expenses.

Note 6 - Accrued Expenses and Other Current Liabilities

At March 31, 2021 and December 31, 2020, accrued expenses and other current liabilities consist of the following:

	2021	2020
	March 31, 2021	December 31, 2020
Accrued SPAC transaction costs	$2,096	$1,521
Warranty liability	511	455
Customer deposits	308	267
Accrued interest	519	246
Accrued payroll and benefits	439	207
Accrued other	287	66

Total accrued expenses and other current liabilities	$4,160	$2,762

Note 7 – Notes Payable

Notes payable as of March 31, 2021 and December 31, 2020 consist of the following:

	March 31, 2021	December 31, 2020
Related party notes
Term note and revolving working capital facility	$10,000	$6,000
2020 short-term convertible notes payable	3,225	3,225
Third party notes
2020 short-term convertible notes payable	6,454	6,454
Unsecured facility agreement	1,500	1,500
Secured promissory note	3,000	—

Total notes payable	24,179	17,179
Unamortized debt discount	(366)	(1,351)

Total debt less unamortized debt discount	23,813	15,828
Less current portion—related party	10,225	6,225
Less current portion—third party	10,954	7,954

Long-term portion—related party	$2,634	$1,649

Related party term loan and working capital facility

In October 2019, the Company entered into a term note and working capital facility (the “Facility”), with a company represented on the board of directors. Under the Facility, the Company may borrow up to $24,000. Borrowings under the Facility, which were $10,000 as of March 31, 2021, are secured by substantially all the Company’s assets, are subject to borrowing base limitations, and require the Company to meet certain covenants. During the three months ended March 31, 2021, the Company has been in violation with certain financial and non-financial covenants, which have been waived by the lender. Interest is payable quarterly on borrowings at a fixed annual rate of 15%. The principal is due as follows: $3,000 in June 2021; $4,000 in January 2022; and $3,000 in October 2024.

In connection with entering into this Facility, the Company issued warrants in 2020 and 2019, exercisable into 60,241 and 301,205, respectively, shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at issuance at $6 and $66, respectively, and has recorded a debt discount, which is being recognized over the life of the Facility borrowings, and a warrant liability, which is adjusted to fair value each reporting period, with the changes in fair value reported within “other expenses, net.”

Third-party promissory note

In February 2021 the Company borrowed $3,000 by entering into a promissory note with a third-party lender. The note is secured by substantially all the Company’s assets and bears an annual interest rate of 20%, of which 10% shall be paid in cash and 10% shall be paid-in-kind by adding such interest to the principal balance. Interest which shall be paid quarterly beginning on April 30, 2021 until the earliest of the following events occur: the maturity date of February 19, 2022; or 14 days after the closing of the Business Combination as described in Note 1, at which time all outstanding principal and interest shall be due.

Related party 2020 convertible notes payable

In February 2020, the Company borrowed $3,000 under two convertible note payable agreements from companies represented on the board. The convertible notes bore interest at 8% and were subject to certain covenants. In May 2020, the notes were subject to a mandatory redemption in connection with a qualified equity offering of $3,000, resulting in a conversion into 2,118,819 Series C preferred shares at a weighted average conversion price of $1.42 per share. The mandatory redemption was treated as a debt extinguishment for accounting purposes. To record the extinguishment, the fair value of consideration received and debt relieved was compared to the fair value of consideration paid and equity instruments issued. The fair value of consideration received was greater than the consideration paid. Subsequent to March 31, 2020, the excess fair value of $1,844 was recorded as a contribution to “additional paid in capital”.

In connection with the redemption, the Company issued short and long-term warrants, exercisable into 3,614,457 and 831,326, respectively, shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $336 which was recorded subsequent to March 31, 2021.

Related and third-party 2020 short-term convertible notes payable

In August and September 2020, the Company borrowed $9,679 under convertible note purchase agreements from third parties ($6,454) and related parties ($3,225). The related parties include officers, a director, and individuals whose companies are represented on the Board of Directors. The convertible notes bear interest at 8%. Interest is payable monthly, with principal and unpaid interest due June 30, 2021. The notes are convertible into 5,830,723 Series C preferred shares at the conversion price of $1.66 per share. These notes are subordinate to the related party term loan and working capital facility and third-party unsecured facility agreement.

The 2020 short-term notes are convertible into shares of Series C redeemable convertible stock upon the 1) a change in control (“CIC”) having a value in excess of $200,000; 2) a debt or equity financing with aggregated gross proceeds in excess of $10,000; or 3) at maturity. Should the notes be converted at maturity, the debt holders will receive a beneficial conversion feature allowing the conversion at 75% of the lowest issue price. The Company recorded the beneficial conversion feature at its intrinsic value of $3,071. This was recorded as a debt discount and an addition to “additional paid-in capital.” During the three months ended March 31, 2021, the Company amortized $981 of the discount, which is included in “interest expense.” The remainder of the debt discount, $315, will be amortized as “interest expense” during the three months ending June 30, 2021.

Third-party unsecured facility agreement

In March 2015, the Company borrowed $1,500 under an unsecured facility agreement. The note does not bear stated interest and was due in December 2020. Subsequent to March 31, 2021, the Company was in violation of a covenant which required repayment of the loan by April 30, 2021, which was subsequently waived by the lender who extended the maturity date of the loan to May 31, 2021, in anticipation of the closing of the Business Combination.

Debt maturities

The total balance of all debt matures as follows:

Period ending December 31,	Amount
2021 (remainder of the year)	$11,179
2022	10,000
2023	—
2024	3,000
2025	—

$ 24,179

Note 8 – Leases

Operating lease

The Company adopted authoritative guidance related to leases effective January 1, 2020 using the modified retrospective method. The comparative information presented in the financial statements was not restated and is reported under the accounting standards in effect for the three months presented.

The Company’s facility leases its warehouse, distribution center, and office space, under two noncancelable operating leases that expire in November 2024 and February 2027, respectively, and contain provisions for future rent increases. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. The leases, as of March 31, 2021, have a weighted average remaining lease term of 5.1 years and a weighted average discount rate of 12%.

Finance leases

The Company has leased vehicles under finance leases that expire at various dates, with the longest lease ending in 2021. None of the Company’s leases include a renewal option. The Company’s leases do not include variable payments and as a result the Company does not have variable lease payments.

For financial reporting purposes, minimum lease payments related to the assets have been recorded as inventory raw materials, principally electric battery systems, and have been expensed through “cost of revenues sold” and, as a result, has included the purchase option payments due at the end of the lease terms in the finance lease obligation.

The Company utilized a portfolio approach to discount its lease obligations. The Company assesses the expected lease term at lease inception and discounts the lease using a fully secured annual incremental borrowing rate of 12%, adjusted for time value corresponding with the expected lease term.

Leases with an original term of twelve months or less are not reported in the balance sheet with the expense for these short-term leases recognized on a straight-line basis over the lease term

Right-of-use assets and lease liabilities as of March 31, 2021 consist of the following:

	March 31, 2021
	Operating	Finance
Assets:
Right-of-use assets	$7,328	$—

Liabilities
Operating lease obligation—current portion	$1,982	$—
Operating lease obligation—long-term portion	6,743	—
Finance lease obligation—current portion	—	47

Total operating and finance lease obligations	$8,725	$47

Operating lease expense for the three months ended March 31, 2021 totaled $590, of which $133 is included in “cost of revenues;” $422 is included in “selling, general and administrative;” and $35 is included in “research and development.” Operating lease expense for the three months ended March 31, 2020 totaled $271, of which $44 is included in “cost of revenues;” $216 is included in “selling, general and administrative;” and $11 is included in “research and development.”

During the three months ended March 31, 2021, the cash paid for amounts included in the measurement of lease liabilities for operating cash flow from operating leases totaled $345 and for financing cash flow from finance leases totaled $7.

The maturities of the Company’s lease liabilities are as follows:

	March 31, 2021
	Operating	Finance
2021 (remainder of year)	$1,685	$48
2022	2,588	—
2023	2,803	—
2024	2,756	—
2025	1,398	—
2026 and thereafter	1,676	—

Total future minimum lease payments	12,906	48
Less: imputed interest	(4,181)	(1)

Total maturities	$8,725	$47

Note 9 – Redeemable Convertible Preferred Stock

The Company converted from a limited liability company to a C corporation on December 31, 2019. Voting rights, liquidation preferences, dividend or distribution preferences, and conversion rights did not change upon conversion to a corporation. Each of the then outstanding convertible preferred units converted on a one-to-one basis into the respective convertible preferred shares. Each preferred share is entitled to one vote for each share of preferred stock on an if-converted basis.

Series A, B and C preferred shares are eligible for a cumulative annual simple return of 8% (the “preferred return”) on amounts paid to purchase their preferred shares upon a liquidation, winding up or dissolution of the Company, or if declared by the Board of Directors. No preferred dividends have been declared. As of March 31, 2021 and December 31, 2020, the amount of cumulative undeclared dividends total $9,118 ($1.82 per share) and $8,229 ($2.24 per share), respectively.

The Company’s preferred shares are not redeemable at the option of the holders. However, the holders of preferred shares may request that the Company redeem all outstanding preferred shares in accordance with their liquidation preferences in the event of a deemed liquidation event in which the Company does not effect a dissolution of the Company under Delaware General Corporation Law within 90 days after such deemed liquidation event. Deemed liquidation events are defined to include (i) a merger or consolidation in which the Company is a constituent party, (ii) sale, lease, exclusive license or other disposition or the sale or disposition of substantially all of the Company’s assets, or (iii) a “change in control” transaction in which current stockholders’ control less than 50% of the voting power of the entity resulting from the transaction. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, any remaining assets of the Company are distributed as follows: (i) first, to holders of Series C preferred shares, an amount equivalent to 1.25 times the original purchase price per share plus the accrued but unpaid preferred return per share; (ii) second, to holders of Series B preferred shares, an amount equivalent to 1.25 times the original purchase price per share plus the preferred accrued but unpaid return per share; (iii) third, to holders of Series A preferred shares, an amount equivalent to 1.00 times the original purchase price per share plus the accrued but unpaid preferred return per share; and (iv) any remaining assets after satisfying the required distributions to preferred stockholders are distributed pro rata among preferred and common stockholders on an if-converted basis.

Series A, Series B and Series C preferred shares are convertible into common shares at any time at the option of the holder, and are automatically converted into common shares upon the affirmative election of more than 70% of the Series B and Series C preferred stockholders, or upon the closing of a sale of common shares in an initial public offering (“IPO”) with gross proceeds to the Company of $50 million or more accompanied by a listing of such common shares on the Nasdaq’s National Market, the New York Stock Exchange, or another exchange approved by the board of directors. At March 31, 2021, the conversion price per preferred share, which is subject to adjustment to provide anti-dilution protection to preferred stockholders, was $1.00, $1.20 and $1.66 for Series A, Series B and Series C, respectively.

See Note 7 – notes payable for description of the convertible debt conversion transactions and Note 10 – warrant liabilities regarding warrants issued in connection with the preferred share purchases.

In connection with the 2019 Series C preferred stock issued for cash, the Company issued warrants, exercisable into 702,811 shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $155 and recorded a warrant liability, which is reported at fair value at each reporting period, with the change in fair value reported as “loss (gain) from change in fair value of warrant liabilities.”

In May 2020 in connection with the 2020 Series C preferred stock issued in connection with the redemption of related party 2020 convertible notes payable of $3,000 and cash of $3,000 the Company issued warrants, exercisable into 4,445,783 shares of Series C preferred shares at the weighted average conversion price of $1.42 per share. The Company estimated the fair value of the warrants at $336 and subsequent to March 31, 2020, recorded a warrant liability, which is reported at fair value at each reporting period, with the change in fair value reported as “loss (gain) from change in fair value of warrant liabilities.”

In March 2021 one of the preferred warrant holders exercised their warrants to purchase 903,614 shares of Series C preferred stock at an exercise price of $1.66 for cash proceeds of $1,500.

Note 10 – Warrants and Warrant Liabilities

The Company has issued warrants that enable the holder to exercise in exchange for common shares or Series C preferred shares. See Note 7 - Notes payable and Note 9 – Redeemable convertible preferred stock for descriptions of the underlying transactions.

Series C warrants are exercisable by the holder at any time at the stated exercise price, which price is subject to adjustment to provide anti-dilution protection to the holder. Upon the closing of an Initial Public Offering (“IPO”), or a merger, sale or other transaction involving substantially all of the assets of the Company (a “Deemed Liquidation “) the holder may require the Company to purchase any unexercised warrants at net value equal to the difference between the exercise price of the warrant and the proceeds the holder would have otherwise received as a result of the Deemed Liquidation or IPO. The Company has no obligation to file for registration of the shares issuable upon exercise of the warrant under the Securities Act. No fractional shares will be issued upon exercise. If upon exercise, the holder would be entitled to a fractional share, the number of shares issued upon exercise will be rounded to the nearest whole share and the difference settled in cash.

As described above in Note 9, in March 2021 one of the preferred warrant holders exercised their warrants to purchase 903,614 shares of Series C preferred stock at an exercise price of $1.66 for cash proceeds of $1,500. At the time of the exercise, the fair value of the warrants was deemed to be $5.87-$5.90 per warrant. In connection with the exercise, the warrant liability was reduced by $5,310 with the offset recorded to series C redeemable convertible preferred stock in addition to the cash proceeds received.

The following table presents information for Common and Series C preferred warrants issued and outstanding and included in warrant liabilities for the three months ended March 31, 2021.

				Weighted
			Weighted	Average
	Number of	Warrant Fair	Average Exercise	Remaining
	Warrants	Value	Price	Life

Warrants to purchase common stock
Outstanding — December 31, 2020	648,743	$2,270	$0.25	3.6
Change in fair value	—	2,284	$—	—

Outstanding - March 31, 2021	648,743	$4,554	$0.25	3.3

Warrants to purchase Series C preferred stock
Outstanding — December 31, 2020	6,313,252	$18,885	$1.66	2.6
Exercise of warrants to purchase redeemable convertible preferred stock	(903,614)	(5,310)	$1.66	—
Change in fair value	—	18,255	—	—

Outstanding — March 31, 2021	5,409,638	$31,830	$1.66	2.7

Total warrant fair value - March 31, 2021		$36,384

Warrants issued to vendors

In February 2021, the Board of Directors authorized the grant of 125,000 warrants to purchase common stock to three vendors of the Company who provided various sales and marketing related services prior to March 31, 2021. The warrants are immediately exercisable at an exercise price of $6.18 per share, and have a contractual life of five years but require conversion upon the completion of the Business Combination described in Note 1. The fair value of the warrants were deemed to be $3.46 on the date of grant using the Black-Scholes option pricing model with the following inputs: value of common share $6.18; exercise price of $6.18 per share; 5 year term; risk-free interest rate of 0.62%; and volatility of 68%. As the warrants were issued for services already provided, the value of the warrants of $433 was expensed to “selling, general and administrative” expense, and offset to “Additional paid-in-capital” as the warrants were deemed to be equity instruments under ASC 480, Distinguishing Liabilities from Equity. At March 31, 2021 all 125,000 warrants remained outstanding.

Note 11 – Stock Options and Stock-Based Compensation

The 2019 Equity Incentive Plan (“EIP”) provides for the grant of incentive stock option, non-qualified stock options, and other awards. As of March 31, 2021, there were 6,500,000 reserved, 6,154,868 granted, and 345,132 available for grant under the EIP.

To date the Company has issued incentive stock options to the Company’s employees. Stock option awards are issued with an exercise price equal to the estimated fair market value per share at the date of grant with 4-year vesting schedule and a term of 10 years.

The Company recognizes stock-based compensation expense based on the fair value of the awards issued at the date of grant and amortized on a straight-line basis as the employee renders services over the requisite service period. Stock-based compensation expense for the three months ended March 31, 2021 and 2020 totaled $68 and $3, respectively, of which $5 and $0, respectively, are included in “cost of revenues”, $6 and $0, respectively in “research and development expense”, and $57 and $3, respectively is included in “selling, general and administrative” expenses.

During the three months ended March 31, 2021 and 2020 stock options of 148,394 and 0 shares, respectively, were exercised.

During the three months ended March 31, 2021, the Board of Directors granted 420,081 stock options to certain executives, one director and various employees. Options granted were valued using a Black-Scholes option pricing model using the following assumptions:

Three months ended March 31, 2021
Expected volatility	68.0%
Dividend yield	0%
Risk-free interest rate	0.82%
Expected life (in years)	6 to 6.25

The weighted average expected term of stock options represents the period of time that the stock options granted are expected to be outstanding based on historical exercise trends. The weighted average expected volatility is based on the historical price volatility of the Company’s common stock. The weighted average risk-free interest rate represents the U.S. Treasury bill rate for the expected term of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected term of the stock options.

Note 12- Income Taxes

The provision for income taxes is recorded at the end of each interim period based on the Company’s best estimate of its effective income tax rate expected to be applicable for the full fiscal year. There is no provision for income taxes because the Company has incurred operating losses since inception. The Company’s effective income tax rate was 0% for the three months ended March 31, 2021 and 2020 and the realization of any deferred tax assets is not more likely than not.

21

Note 13 – Net Loss per Share

The Company’s potential dilutive securities, which include convertible notes payable, redeemable convertible stock, stock options, and common and preferred Series C warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares from the computation of diluted net loss per share for the periods indicated below because including them would have had an anti-dilutive effect. The number of shares underlying outstanding convertible note payable, redeemable convertible preferred shares, stock options, and common and preferred warrants at March 31, 2021 and 2020 were as follows:

	Three months ended March 31,
	2021	2020
Convertible notes payable	5,830,723	2,271,945
Redeemable convertible preferred stock	36,094,151	31,274,874
Stock options	4,350,397	4,790,456
Common and preferred Series C warrants	6,183,381	3,118,621

Total potential anti-dilutive stock	52,458,652	41,455,896

Note 14 – Commitments and Contingencies

The Company’s financial commitments under leasing arrangements are described elsewhere with in the notes to the financial statements under the capital and operating lease footnotes.

From time to time, the Company has been and may again become involved in legal proceedings arising in the ordinary course of its business. The Company is not aware of any pending or threatened litigation against the Company that it believes could have a material adverse effect on its business, operating results, financial condition or cash flows.

Note 15 – Related Party Transactions

Prior to 2018, the Company purchased hybrid related inventories from a related party. The inventory is considered obsolete in conjunction with the Company’s transition from hybrid solutions to focusing fully on ZEVs and was previously written down to zero. As of March 31, 2021, and December 31, 2020, the amount due to related party is $128.

Note 16 - Subsequent Events

The Company evaluated the potential impact of subsequent events on the financial statements through May 17, 2021, the date the financial statements were available to be issued and determined there were no subsequent events to disclose other than those disclosed below.

Events occurring subsequent to March 31, 2021 include:

During April 2021 the following transactions occurred related to convertible instruments:

•	Certain warrant holders exercised their common warrants in exchange for 73,605 shares of common stock in exchange for approximately $158 in cash proceeds;

•	Certain warrant holders exercised their preferred warrants in exchange for 963,855 shares of Series C redeemable convertible preferred stock for approximately $1,600 in cash proceeds;

•	Certain option holders exercised options in exchange for 501,250 shares of common stock for approximately $26 in cash proceeds .

As noted in Note 1, on December 10, 2020, the Company entered into the BCA with GigCapital3 subject to stockholder approval. On April 21, 2021 GigCapital3’s stockholders voted to approve the business combination, which was consummated on May 6, 2021. Upon close of the transaction, Merger Sub, a newly formed subsidiary of GigCapital3, was merged with and into Lightning Systems and the separate corporate existence of Merger Sub ceased, with Lightning Systems continuing as the surviving corporation of the Merger. Lightning Systems was deemed the accounting predecessor and the combined entity will be the successor SEC registrant, Lightning eMotors, Inc.

In anticipation of and in connection with the close of the transaction, all debt and interest, except the related party term loan, were paid off and the short-term convertible notes were converted into shares of common stock of the combined entity (Merger Sub and the Company), which subsequently changed its name to Lightning eMotors, Inc., according to the terms of the BCA.